NationsBank Corporation
Charlotte, NC  28255
Tel 704 386-5000

Pricing Supplement No. 0153 Dated October 15, 1996     Rule 424(b)(2)
(To Prospectus dated November 24, 1995 and             File number: 33-63097
Prospectus Supplement dated January 10, 1996)


Subordinated Medium-Term Notes, Series E
Due Nine Months or More From Date of Issue
Fixed Rate Notes


Principal Amount:                                    $  25,000,000.00
Issue Price:                             100.000%    $  25,000,000.00
Commission or Discount:                    2.050%    $     512,500.00
Proceeds to Company:                      97.950%    $  24,487,500.00

Agent:                            Smith Barney Inc., as Principal


Original Issue Date:              October 25, 1996

Stated Maturity Date:             October 25, 2011

Cusip #:                          63858S-AZ-2
Form:                             Book entry only


Interest Rate:                    7.500% Fixed

Interest Payment Dates:           25th of each month, commencing on
                                  November 25, 1996


Discount Note?                                                   No
May the Notes be redeemed by the Company prior to maturity?      Yes

The notes will be subject to redemption at the option of the Company, in whole, on the Interest Payment Date occurring October 25, 2000 and each Interest Payment Date occurring in April or October thereafter at a redemption price equal to 100% of the principal amount of the Notes, plus accrued interest thereon, if any, upon at least 30 calendar days prior notice, as described in the Prospectus Supplement.


May the notes be repaid prior to maturity at the option of       No
the holder?

Interest rates offered by the Company with respect to offerings of medium term notes may differ depending upon, among other things, the aggregate principal amount of the such notes purchased in any single transaction.